Exhibit 21

List of Subsidiaries of the Registrant


Trans Financial Bank, National Association
Trans Financial Bank Tennessee, National Association



Subsidiaries of Trans Financial Bank, National Association:
   Trans Financial Mortgage Company (incorporated in Kentucky)
   Trans Financial Investment Services, Inc. (incorporated in Kentucky) Real Estate Holding Company (incorporated in Kentucky)